Exhibit 99.1
Marathon Oil Corporation Reports Second Quarter 2012 Results

HOUSTON, Aug. 1, 2012 – Marathon Oil Corporation (NYSE:MRO) today reported second quarter 2012 net income of $393 million, or $0.56 per diluted share, compared to net income in the first quarter of 2012 of $417 million, or $0.59 per diluted share. For the second quarter of 2012, adjusted net income was $416 million, or $0.59 per diluted share, compared to adjusted net income of $478 million, or $0.67 per diluted share, for the first quarter of 2012.
	Three Months Ended
	June 30	March 31
(In millions, except per diluted share data)	2012	2012
Adjusted net income (a)	$416	$478
Adjustments for special items (net of taxes):
Gain (loss) on dispositions	(23)	106
Impairments	-	(167)
Net income	$393	$417
Adjusted net income – per diluted share (a)	$0.59	$0.67
Net Income – per diluted share	$0.56	$0.59
Revenues and other income	$3,784	$4,040
Weighted average shares – diluted	709	710
Cash Flow
Cash flow from operations before changes in working capital (b)	$1,268	$1,049
Changes in working capital	(499)	(76)
Cash flow from operations	$769	$973

(a)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.

(b)
Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“Throughout the second quarter, Marathon Oil continued to execute well and reported another good quarter operationally,” said Clarence P. Cazalot Jr., Marathon Oil’s chairman, president and CEO. “Our Exploration and Production (E&P) segment delivered production available for sale at the upper end of our guidance. Second quarter volumes in our Texas Eagle Ford play grew nearly 50 percent from the first quarter, leading to a 20 percent production increase from our U.S. unconventional resource plays compared to the first quarter, including higher production levels in the Company’s North Dakota Bakken and Oklahoma Anadarko Woodford plays. We also completed major turnarounds in Equatorial Guinea (EG) and Norway ahead of schedule and under budget.

“The positive financial impact of our solid operational performance was more than offset by lower commodity prices compared to the first quarter, with the largest impact in inland U.S. crude and natural gas liquids (NGL) markets. This lower price environment, coupled with costs that have not declined at a comparable rate, dictate a more disciplined level of domestic spending and activity.

“As a result, we are reducing for the remainder of 2012, and perhaps into 2013, the rig count in the North Dakota Bakken and Oklahoma Anadarko Woodford plays. We will also be able to fully execute our Texas Eagle Ford growth plans with fewer rigs as a result of increasing drilling efficiencies. Even with these reductions, we confirm our estimated 5 percent Upstream production growth in 2012 over 2011, excluding Libya, and our 5 to 7 percent growth on a compound annual basis from 2010 through 2016. We also project that 2013 Upstream production will be 6 to 8 percent higher than 2012, excluding Libya and Alaska.

“In addition to our strong base and defined-growth assets, we continue to strengthen our exploration portfolio. Since April, we’ve had several significant developments, re-entering Gabon, agreeing to pursue exploration activities in Kenya and Ethiopia and balancing our Kurdistan program by farming down our two operated blocks. We also signed a new production sharing contract for the exploration of a block adjacent to the Alba field offshore Equatorial Guinea. These new opportunities are focused on creating value in our existing assets and potential new core areas. It’s important to note that no future exploration success is factored into our growth projections,” Cazalot said.

Segment Results
Total segment income was $481 million in the second quarter of 2012, compared to $522 million in the prior quarter.
	Three Months Ended
	June 30	March 31
(In millions)	2012	2012
Segment Income
Exploration and Production
United States	$70	$109
International	347	368
Total E&P	417	477
Oil Sands Mining	51	41
Integrated Gas	13	4
Segment Income (a)	$481	$522

(a)	See Supplemental Statistics below for a reconciliation of segment income to net income as reported under United States GAAP.

	Three Months Ended
	June 30	March 31
	2012	2012
Production Available for Sale (mboed)
E&P	406	406
OSM	39	38
Total Upstream	445	444
Libya	44	35
Total Upstream Excluding Libya	401	409

Exploration and Production
E&P segment income totaled $417 million in the second quarter of 2012, compared to $477 million in the first quarter of 2012. The decrease was primarily the result of lower liquid hydrocarbon realizations, increased taxes and higher exploration expenses. This was partially offset by higher liquid hydrocarbon sales volumes. Increased pre-tax earnings in Libya, coupled with lower pre-tax earnings in other jurisdictions, resulted in a higher effective tax rate compared to the previous quarter.

E&P sales volumes (excluding Libya) during the second quarter of 2012 averaged 363,000 barrels of oil equivalent per day (boed), compared to sales volumes of 366,000 boed for the first quarter. The decrease was primarily due to planned turnarounds in Norway, Equatorial Guinea and the Gulf of Mexico, partially offset by increased sales from the Eagle Ford, Bakken and Anadarko Woodford plays.

E&P production available for sale for the second quarter of 2012 averaged 362,000 boed (excluding Libya), at the upper end of the Company’s 350,000 to 365,000 boed second quarter guidance. First quarter production available for sale was 371,000 boed (excluding Libya). Because of the previously discussed planned turnarounds, the Company’s first quarter production available for sale was lower by 5,000 boed, while the second quarter impact was 19,000 boed. Partially offsetting the declines in the second quarter was a 20 percent production increase from the Company’s key U.S. resource plays: the Eagle Ford, Bakken and Anadarko Woodford plays.

Compared to the second quarter of 2011, production available for sale (excluding Libya) in the second quarter of 2012 increased 22,000 boed, or 6 percent, driven by growth in the Company’s aforementioned U.S. resource plays.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of international liftings.

Production operations in Libya were suspended in the first quarter of 2011 and resumed with limited production, but no sales, in the fourth quarter of 2011. During the second quarter of 2012, production available for sale averaged 44,000 boed, compared to 35,000 boed in the first quarter, and net sales averaged 44,000 boed compared to 17,000 boed in the first quarter. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around sustained production levels.

Marathon Oil estimates third quarter E&P production available for sale will be between 365,000 and 380,000 boed (excluding Libya). The higher volumes anticipated for the third quarter, compared to the second quarter, reflect continued growth in the U.S. resource plays and include two months’ production contribution of 9,000 boed from the previously announced Paloma Partners II LLC acquisition expected to close today. Guidance for full-year E&P production available for sale has been narrowed to between 365,000 and 380,000 boed, reflecting the strong 2012 first half performance. This guidance excludes any Libyan production but now includes the production impacts of the pending Paloma acquisition and the anticipated disposition of the Company’s Alaska assets.

United States E&P income was $70 million for the second quarter of 2012, compared to $109 million in the first quarter. The decrease was primarily a result of lower price realizations and higher exploration expenses, partially offset by lower depreciation, depletion and amortization (DD&A) and operating costs. Because of their pending sale, the Company’s Alaska assets were classified as held for sale in the second quarter of 2012 and, accordingly, depreciation has been suspended.

International E&P income was $347 million in the second quarter of 2012, compared to $368 million in the first quarter. Higher income taxes, lower liquid hydrocarbon realizations, increased DD&A and higher operating costs, partially offset by higher liquid hydrocarbon sales volumes and lower exploration expenses, contributed to the overall decrease in international E&P income.

Total E&P exploration expenses were $173 million for the second quarter of 2012, compared to $142 million in the previous quarter. Second quarter 2012 exploration expenses included dry well costs and an unproved property impairment associated with the Kilchurn prospect in the Gulf of Mexico.

	Three Months Ended
	June 30	March 31
	2012	2012
Key E&P Statistics
Net Sales
United States – Liquids (mbbld)	93	90
Bakken	25	24
Eagle Ford	18	12
Anadarko Woodford	2	2
Other U.S.	48	52
United States – Natural Gas (mmcfd)	319	344
Bakken	8	9
Eagle Ford	18	13
Anadarko Woodford	23	17
Alaska	82	98
Other U.S.	188	207
International – Liquids (mbbld)	177	149
Equatorial Guinea	35	35
Norway	77	90
U.K.	22	7
Libya	43	17
International – Natural Gas (mmcfd)	501	522
Equatorial Guinea	394	417
Norway	53	52
U.K.	49	52
Libya	5	1
Worldwide Net Sales (mboed)	407	383

RIG ACTIVITY: In line with the Company’s commitment to capital discipline, Marathon Oil has undertaken to reduce its rig count in three areas as described below.

In the Eagle Ford play, Marathon Oil is currently running 20 rigs and four dedicated hydraulic fracturing crews. The Company has realized significant efficiencies in drilling over the past few months, with July spud to spud rig time averaging 23 days. With these gains in efficiencies, the Company believes it can reduce its rig count in the Eagle Ford to 18 for the balance of 2012 and drill the Company’s originally planned 230-240 wells, along with 11 incremental wells associated with the Paloma acreage during 2012.

In response to the continued decline in NGL prices and low natural gas prices, the Company has reduced its rig count in the Anadarko Woodford play from six to two. Marathon Oil expects to be able to maintain its projected 2012 year-end production level of approximately 10,000 boed and to retain its core acreage in the play with this two rig program over the next 12 to 18 months.

In the Bakken play, the Company has reduced its rig count from eight to five in response to continued commodity price volatility and lower domestic crude oil prices. With this five-rig program the Company expects to maintain its projected 2012 exit rate of 30,000 boed over the next 12 to 18 months and to retain its core acreage in the play.

EAGLE FORD: Marathon Oil continues to ramp up operations in the core of the Eagle Ford play in Texas. Production increased nearly 50 percent in the second quarter compared to the first quarter, to 21,000 net boed from 14,000 net boed, of which 75 percent was crude oil/condensate and 11 percent was NGL. At the end of July, the Company was producing more than 31,000 net boed. During the second quarter, Marathon Oil drilled 61 gross wells while 50 wells were brought to sales. At the end of July, 20 gross operated wells were awaiting completion. The Company continues to expect production to average 30,000 net boed for the full year, excluding production related to the pending Paloma acquisition. To complement drilling and completion activity, Marathon Oil continues to build infrastructure to support production growth across the operating area. Approximately 210 miles of gathering lines were installed in the first half of 2012, while four new central gathering and treating facilities were commissioned, with five additional facilities under construction. The Company is now able to transport approximately 70 percent of its product by pipeline.

Additionally, as noted above, Marathon Oil expects to close the previously announced acquisition of Paloma Partners II LLC today for a total transaction value of $750 million, excluding purchase price adjustments. The acquisition increases Marathon Oil’s acreage in the core of the Eagle Ford play by 17,131 net acres. The transaction includes 17 gross operated and nine gross non-operated wells that produced an average of approximately 8,600 net boed for the month of July, of which 70 percent was liquids.

BAKKEN: Marathon Oil averaged production of 26,700 net boed during the second quarter compared to 25,500 net boed in the previous quarter. The Company drilled 26 gross wells during the second quarter and brought 24 wells to sales. Marathon Oil continued to achieve strong results from the Myrmidon area with average 24-hour initial production (IP) rates in excess of 2,000 boed. Marathon Oil’s Bakken production averages approximately 90 percent crude oil and 5 percent NGL.

ANADARKO WOODFORD: The Company averaged production of 5,700 net boed during the second quarter compared to 4,600 net boed in the previous quarter. Performance is being driven by results in the Knox area, with 24-hour IP rates ranging from 800 to 1,700 boed. During the second quarter, eight new wells were brought to sales, followed by four additional wells in July. At the end of July, the Company’s net production reached 8,500 boed.

GULF OF MEXICO: The Company is currently participating in two non-operated wells in the Gulf of Mexico, an appraisal well on the Gunflint discovery (Mississippi Canyon Block 948, 15.25% working interest [WI]) and an additional appraisal well on the Shenandoah prospect (Walker Ridge Block 51, 10% WI). The Gunflint well confirmed anticipated reservoir properties and continuity and established the commercial viability of the field. The Shenandoah appraisal well was spud June 29.

In the second half of 2012, Marathon Oil expects to return to drilling the Company-operated Innsbruck exploration well (Mississippi Canyon Block 993, 45% WI).

NORWAY: In June, Marathon Oil submitted a plan for development and operation of the Boyla field (PL 340, 65% WI) in the North Sea to the Norwegian Ministry of Petroleum and Energy on behalf of the licensees. The Boyla field is located approximately 17 miles south of the Marathon Oil-operated Alvheim field. First production from Boyla is scheduled for the fourth quarter of 2014. During the second quarter, Marathon Oil completed a four-day planned turnaround that was originally scheduled for 14 days in the third quarter. The Company’s Norway assets are scheduled to have an additional planned shutdown of approximately two days in the third quarter.

GABON: In June, Marathon Oil entered into an agreement to acquire a 21.25 percent working (25 percent paying) interest in the Diaba License G4-223 and its related permit in Gabon. The transaction is expected to close, subject to completion of the necessary Gabonese government and partner approvals, in the third quarter of this year. The start of exploration drilling is expected in the first quarter of 2013.

EQUATORIAL GUINEA: During the quarter, Marathon Oil signed a new production sharing contract with the Government of Equatorial Guinea for the exploration of Block A-12 (operated 80% WI), offshore Bioko Island, located immediately west of the Marathon Oil-operated Alba Field. Ratification of the contract by the EG government is expected in the third quarter of this year.

POLAND: Marathon Oil has drilled its third exploratory well in Poland, is currently drilling its fourth well and has collected extensive data including well logs and core samples. The Company plans to drill six wells by year end 2012 in the country, where it holds 10 operated blocks with a 51 percent working interest and one block with a 100 percent working interest.

KENYA / ETHIOPIA: In late July, Marathon Oil entered into an agreement to acquire positions in two onshore exploration blocks in northwest Kenya amounting to more than 11 million gross acres. The transaction includes a 50 percent working interest in Block 9 and a 15 percent working interest in Block 12A. An exploration well is currently planned on Block 9 in mid-2013. The transaction, subject to government approval, is expected to close in the third quarter of this year with an effective date of June 30, 2012. Additionally, Marathon Oil is pursuing exploration activities in Ethiopia, subject to host country government approval.

KURDISTAN: Also in late July, Marathon Oil closed on agreements to farm out 35 percent working (43.75 percent paying) interests in the Harir and Safen blocks in the Kurdistan Region of Iraq. With the transaction, the Company now has a 45 percent working (56.25 percent paying) interest in each of the two blocks. The Company spud its first operated exploration well on the Harir block on July 30, 2012 and plans to drill an exploration well on the Safen block in 2013. Additionally, Marathon Oil is participating in an appraisal well on the Sarsang block (non-operated 20% WI, 25% paying interest).

Oil Sands Mining
The OSM segment reported income of $51 million for the second quarter of 2012, compared to $41 million in the first quarter. The increase in segment income was primarily the result of lower operating and feedstock costs, partially offset by decreased price realizations.
	Three Months Ended
	June 30	March 31
	2012	2012
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbbld)	44	44
Synthetic Crude Oil Average Realizations (per bbl)	$79.31	$90.88

Marathon Oil’s second quarter 2012 net synthetic crude oil production (upgraded bitumen excluding blendstocks) from its non-operated position in the Athabasca Oil Sands Project (AOSP) mining operation was 39,000 barrels per day (bbld), which was within previous guidance. Marathon Oil holds a 20 percent working interest in the AOSP.

Marathon Oil now anticipates producing an average of 40,000 to 45,000 net bbld of synthetic crude oil in 2012, given operational reliability to date. The Company estimates third quarter net synthetic crude oil production will be between 40,000 and 45,000 bbld.

Integrated Gas
Integrated Gas segment income was $13 million in the second quarter of 2012, compared to $4 million in the first quarter.  The planned turnaround at the Company’s liquefied natural gas (LNG) facility in EG was completed April 17, four days ahead of schedule at a cost of $17 million net, $3 million net less than originally planned. The facility returned to its world-class operating standard following the turnaround.
	Three Months Ended
	June 30	March 31
	2012	2012

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	5,467	6,291
Methanol	1,268	1,312

Corporate and Special Items
Marathon Oil’s current capital outlook, excluding initial acquisition costs, remains at approximately $5 billion for 2012, with the previously discussed rig count reductions being offset by increased spending from outside-operated projects and for infrastructure costs to facilitate the continuing ramp-up of Eagle Ford volumes over the next five years. The Company continues to estimate it will meet or exceed asset dispositions totaling $1.5 billion to $3 billion for 2011 through 2013. Since early 2011, Marathon Oil has announced divestitures with total transaction values of approximately $1 billion, including the pending $375 million sale of the Company’s Alaska assets, subject to closing adjustments. The Alaska transaction is expected to close before year end 2012, subject to regulatory approval.

In May 2012, an agreement was reached to relinquish the Company’s operatorship of and interests in the Bone Bay and Kumawa exploration licenses in Indonesia. The $36 million payment, which will be made upon government ratification of the agreement, to settle all obligations, including well commitments related to these licenses, was accrued and reported as a loss on disposal of assets in the second quarter of 2012. The net of tax loss of $23 million is treated as a special item.

The Company will conduct a conference call and webcast today, Aug. 1, at 2:00 p.m. EDT, during which it will discuss second quarter 2012 results and will include forward-looking information. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Aug. 15, 2012. Quarterly financial and operational information will also be provided on Marathon Oil’s website at http://ir.marathonoil.com in the Quarterly Investor Packet. The webcast slides and Quarterly Investor Packet will be posted to the Company’s website later this morning.

# # #

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally “cash flow from operations before changes in working capital,” a non-GAAP financial measure, which management believes demonstrates the Company’s ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and “cash flow from operations before changes in working capital” is provided in a table on page 1 of this release. “Cash flow from operations before changes in working capital” should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses “cash flow from operations before changes in working capital” to evaluate Marathon Oil's financial performance between periods. Management also uses “cash flow from operations before changes in working capital” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, expected production in the Eagle Ford, Anadarko Woodford and Bakken plays, timing of first production from the Boyla field, anticipated drilling rig activity, an acquisition in the Eagle Ford play, the sale of the Company’s Alaska assets, the expected closing of agreements in Gabon and Kenya, possible exploration activity in Ethiopia, a new production sharing contract with the Government of Equatorial Guinea, a scheduled shutdown of the Norway assets, the capital, investment and exploration expenditures budget, and projected asset dispositions through 2013. The initial production rates referenced in the release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, expected production in the Eagle Ford, Anadarko Woodford and Bakken plays, timing of first production from the Boyla field, and anticipated drilling rig activity include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The acquisition in the Eagle Ford play is subject to customary closing conditions. The completion of the sale of the Company’s Alaska assets is subject to necessary government and regulatory approvals and customary closing conditions. The agreement in Gabon is subject to government and partner approvals. The agreement in Kenya and the exploration activity in Ethiopia are subject to government approvals. The new production sharing contract with the Government of Equatorial Guinea is subject to ratification by the EG government. The scheduled shutdown of the Norway assets, the capital, investment and exploration expenditures budget, and projected asset dispositions are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
	June 30	March 31	June 30
(In millions, except per share data)	2012	2012	2011
Revenues and other income:
Sales and other operating revenues	$3,718	$3,777	$3,680
Sales to related parties	13	14	14
Income from equity method investments	60	78	120
Net gain (loss) on disposal of assets	(28)	166	45
Other income	21	5	6
Total revenues and other income	3,784	4,040	3,865
Costs and expenses:
Cost of revenues (excludes items below)	1,302	1,407	1,667
Purchases from related parties	56	63	71
Depreciation, depletion and amortization	580	574	564
Impairments	1	262	307
General and administrative expenses	130	120	130
Other taxes	67	78	53
Exploration expenses	173	142	145
Total costs and expenses	2,309	2,646	2,937

Income from operations	1,475	1,394	928
Net interest and other	(57)	(50)	(13)
Income from continuing operations before income taxes	1,418	1,344	915
Provision for income taxes	1,025	927	617
Income from continuing operations	393	417	298
Discontinued operations	-	-	698
Net income	$393	$417	$996
Adjusted net income (a)	$416	$478	$689
Adjustments for special items (net income of taxes):
Gain (loss) on dispositions	(23)	106	24
Impairments	-	(167)	(195)
Tax effect of subsidiary restructure	-	-	(122)
Deferred income tax items	-	-	(50)
Water abatement - Oil Sands	-	-	(48)
Income from continuing operations	393	417	298
Discontinued operations	-	-	698
Net income	$393	$417	$996
Per Share Data
Basic:
Income from continuing operations	$0.56	$0.59	$0.42
Discontinued operations	$0.00	$0.00	$0.98
Net income	$0.56	$0.59	$1.40
Diluted:
Adjusted net income (a)	$0.59	$0.67	$0.96
Income from continuing operations	$0.56	$0.59	$0.42
Discontinued operations	$0.00	$0.00	$0.97
Net income	$0.56	$0.59	$1.39
Weighted Average Shares:
Basic	706	706	713
Diluted	709	710	717

(a)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Supplemental Statistics (Unaudited)
	Three Months Ended
	June 30	March 31	June 30
(Dollars in millions)	2012	2012	2011
Segment Income
Exploration and Production
United States	$70	$109	$126
International	347	368	475
E&P segment	417	477	601
Oil Sands Mining	51	41	69
Integrated Gas	13	4	43
Segment income	481	522	713
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(65)	(44)	(24)
Gain (loss) on dispositions	(23)	106	24
Impairments	-	(167)	(195)
Tax effect of subsidiary restructuring	-	-	(122)
Deferred income tax items	-	-	(50)
Water abatement - Oil Sands	-	-	(48)
Income from continuing operations	393	417	298
Discontinued operations (b)	-	-	698
Net income	$393	$417	$996
Capital Expenditures (c)
Exploration and Production
United States	$983	$862	$556
International	201	139	193
E&P segment	1,184	1,001	749
Oil Sands Mining	43	52	80
Integrated Gas	1	-	-
Corporate	17	42	24
Total	$1,245	$1,095	$853
Exploration Expenses
United States	$144	$93	$54
International	29	49	91
Total	$173	$142	$145

(b)	The Company’s downstream business was spun-off on June 30, 2011 and has been reported as discontinued operations in all periods presented.

(c)	Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)
	Three Months Ended
	June 30	March 31	June 30
	2012	2012	2011
E&P Operating Statistics
Net Crude Oil Sales (mbbld)
United States	85	83	68
Europe	98	96	86
Africa	68	41	29
Total International	166	137	115
Worldwide	251	220	183
Net Natural Gas Liquids Sales (mbbld)
United States	8	7	4
Europe	1	1	1
Africa	10	11	10
Total International	11	12	11
Worldwide	19	19	15
Total Net Liquid Hydrocarbon Sales (mbbld)
United States	93	90	72
Europe	99	97	87
Africa	78	52	39
Total International	177	149	126
Worldwide	270	239	198
Net Natural Gas Sales (mmcfd)
United States	319	344	315
Europe (d)	102	104	96
Africa	399	418	420
Total International	501	522	516
Worldwide	820	866	831
Total Worldwide Sales (mboed)	407	383	337
Average Realizations (e)
Liquid Hydrocarbons (per bbl)
United States	$84.40	$93.63	$99.51
Europe	111.12	123.76	122.13
Africa	96.84	94.41	76.86
Total International	104.82	113.55	108.05
Worldwide	97.81	106.06	104.93
Natural Gas (per mcf)
United States	3.42	4.13	5.08
Europe	10.05	9.99	10.05
Africa (f)	0.25	0.24	0.25
Total International	2.25	2.19	2.06
Worldwide	$2.70	$2.96	$3.21
OSM Operating Statistics
Net Synthetic Crude Oil Sales (mbbld) (g)	44	44	41
Synthetic Crude Oil Average Realizations (per bbl) (e)	$79.31	$90.88	$100.68
IG Operating Statistics
Net Sales (mtd) (h)
LNG	5,467	6,291	6,614
Methanol	1,268	1,312	1,243
(d)	Includes natural gas acquired for injection and subsequent resale of 17 mmcfd and 14 mmcfd for the second and first quarters of 2012 and 13 mmcfd for the second quarter of 2011.

(e)	Excludes gains and losses on derivative instruments.

(f)
Primarily represents a fixed price under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (“AMPCO”) and Equatorial Guinea LNG Holdings Limited (“EGHoldings”), equity method investees.  The Company includes its share of Alba Plant LLC’s income in its E&P segment and includes its share of AMPCO’s and EGHoldings’ income in its Integrated Gas segment.

(g)	Includes blendstocks.

(h)
Includes both consolidated sales volumes and our share of the sales volumes of equity method investees.  LNG sales from Alaska, conducted through a consolidated subsidiary, ceased when these operations were sold in the third quarter of 2011.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.